Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Novatel Wireless, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-163033, 333-163032, 333-145482, and 333-53692) on Form S-8 and (No. 333-162020) on Form S-3 of Novatel Wireless, Inc. (the Company) of our report dated March 15, 2009, with respect to the consolidated balance sheet of Novatel Wireless, Inc. as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows, and the related financial statement Schedule II for the years ended December 31, 2008 and December 31, 2007, which report appears in the December 31, 2009 annual report on Form 10-K/A of Novatel Wireless, Inc.

Our report on the consolidated financial statements contains an explanatory paragraph that states that the Company adopted the disclosure provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, in 2008, and changed its method of accounting for uncertainty in income taxes in 2007 due to the adoption of Financial Accounting Standards Board Interpretation 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.

/s/ KPMG LLP

March 12, 2010

San Diego, California